DECEMBER  1,  1998

                             AMENDED PROMISSORY NOTE
                             -----------------------

                            Redwood City, California

     FOR VALUE RECEIVED, PENN OCTANE CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of SOUTHWEST CONCEPT INC., or its assigns ("Holder"), at the office of the Borrower in Redwood City, California or such other place as Holder may designate in writing at least three business days prior to the date fixed for such payment, the entire principal sum of SIXTY THOUSAND DOLLARS ($60,000), together with interest thereon, on the earlier of
(i) June 30, 1999, (ii) a date determined by the Borrower within ten (10) business days of the closing date of any raising of debt or equity financing of the Borrower, resulting in net proceeds to the Borrower in excess of $2,250,000 or (iii) the occurrence of an Event of Default hereunder (collectively, the "Maturity Date"), at which time all principal and any accrued and unpaid interest thereon shall be due and owing.

     This Amended Note was issued under and is entitled to the benefits of that certain Rollover and Assignment Agreement dated as of December 1, 1998 (the "Rollover Agreement") by and among the Borrower and the Lenders as set forth in
Schedule  I of the Agreement.  All capitalized terms used herein and not defined
-----------
shall  have  the  meanings  ascribed  to  them  in  the  Rollover  Agreement.

     This Amended Note shall accrue interest from the date hereof at the rate of ten percent (10%) per annum, payable on December 31, 1998, March 31, 1999 and June 30, 1999 (or the Maturity Date, if earlier). Upon the occurrence of an Event of Default (as defined herein), all amounts owing under this Amended Note shall become immediately due and payable and interest shall accrue thereon at the default interest rate of twelve percent (12%) per annum until the entire principal balance of this Amended Note and all interest accrued hereon shall have been paid in full and the Holder may exercise all of its rights and remedies under the Rollover Agreement and all other documents executed or delivered in connection therewith and/or applicable law. Payment of this Amended Note may be enforced by suit or other process of law. This Amended Note may be prepaid at any time prior to maturity without penalty in an amount equal to the principal amount hereof plus interest thereon to the date of prepayment.

     The Borrower shall pay the sum of $2,515.07 to the Holder on December 11, 1998, which sum represents accrued and unpaid interest to December 1, 1998 on the Original Note (the "Original Note Interest").

     All  payments  shall  be  payable  in  lawful  money  of the United States.

     The Borrower shall be in default hereunder upon the occurrence of any of the following events of default ("Events of Default"): (i) the failure by the Borrower to pay the Original Note Interest when due hereunder; (ii) the failure by the Borrower to make any payment (other than the Original Note Interest) when due hereunder and such failure shall have continued for a period of ten (10) days; (iii) the commencement by the Borrower of a voluntary case in a bankruptcy or insolvency proceeding or the entry of a decree or order by a court of competent jurisdiction adjudicating the Borrower a bankrupt or the appointment of a receiver or trustee of the Borrower upon the application of any creditor in an insolvency or bankruptcy proceeding or other creditor's suit; (iv) a petition for reorganization, liquidation or arrangement filed against the Borrower under the Federal bankruptcy laws and such petition shall not have been dismissed within thirty (30) days after it was filed; (v) an assignment for the benefit of creditors by the Borrower; (vi) the occurrence of any event of default under the terms of any indebtedness of the Borrower for borrowed money in excess of

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$50,000;  (vii)  the  existence  of  any  final,  non-appealable judgment on any
Amended Note or any final, non-appealable judgment in excess of $50,000 against, or any attachment of material property, of the Borrower; or (viii) the breach of any representation, warranty or covenant (other than as described in the preceding clauses (i) through (vii)) of Borrower in the Rollover Agreement, the Assignment of Judgment or Collateral Agreement, and, if such breach is capable of cure, the failure of Borrower to cure such breach within a period of fifteen
(15)  days.

     If any payment owing under this Amended Note is not paid when due, whether at maturity or by acceleration or otherwise, the Borrower agrees to pay all reasonable costs of collection and such costs shall include, without limitation, all costs, attorneys' fees and expenses incurred by Holder hereof in connection with any insolvency, bankruptcy, reorganization, arrangement or similar proceedings involving Borrower, or involving any endorser or guarantor hereof, which in any way affects the exercise by Holder hereof of its rights and remedies under this Amended Note.

     If any payment remains owing under this Amended Note after June 30, 1999, the Holder thereof shall have certain conversion rights in respect of such Amended Note as set forth in Section 7A of the Rollover Agreement.

     Presentment, demand, protest, notice of protest, dishonor and non-payment of this Amended Note and all notices of every kind are hereby waived.

     The terms "Borrower" and "Holder" shall be construed to include their respective heirs, personal representatives, successors, subsequent holders and permitted assigns.

     No delay on the part of the Holder in the exercise of any right or remedy shall operate as a waiver thereto, and no single or partial exercise by Holder of any right or remedy shall preclude the further exercise thereof or the exercise of any other right or remedy.

     Any provision in this Amended Note that is held to be inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in any other jurisdiction, and to this end the provisions of this Amended Note are declared to be severable.

     This Amended Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to such state's conflicts of law provisions. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

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     IN  WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has caused this Amended Note to be executed by its duly authorized officer as of the date first above written.


                                           PENN  OCTANE  CORPORATION


Attest:                                 By:
                                           -------------------------
                                           Jerome  B.  Richter
      --------------------------------     Chairman,  President  and
Title:                                     Chief  Executive  Officer
      --------------------------------

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